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                                                                     EXHIBIT 5.1

                             SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                               NEW YORK, NY 10158

                                                                August 14, 2000

Paxar Corporation
105 Corporate Park Drive
White Plains, NY 10604

     Re: Form S-8 Relating to 2,533,200 Shares of Common Stock, Par Value $.10 Per Share, of Paxar Corporation Issuable Under the 2000 Long Term Performance and Incentive Plan


Gentlemen:

         We are counsel to Paxar Corporation, a New York corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a Form S-8 (the "Registration Statement") relating to 2,533,200 shares (the "Shares") of the Company's common stock, par value $.10 per share (the "Common Stock"), issuable upon the exercise of interests granted pursuant to the Company's 2000 Long Term Performance and Incentive Plan (the "Plan").

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-Laws of the Company, as each is currently in effect, the Registration Statement, the Plan, resolutions of the Board of Directors of the Company relating to the adoption of and amendments to the Plan and the proposed registration and issuance of the Shares and such other corporate documents and records and other certificates, and we have made such investigations of law as we have deemed necessary or appropriate in order to render the opinions hereinafter set forth.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

          Based upon and subject to the foregoing, we are of the opinion that the Shares to be issued upon exercise of any options duly granted pursuant to the terms of the Plan have been duly and validly authorized and, when the Shares have been paid for in accordance with the terms of the Plan and certificates therefore have been duly executed and delivered, such Shares will be duly and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference in the Registration Statement to this firm under the heading "Interests of Named Experts and Counsel." In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

         Jack Becker, a member of this firm and a director of the Company, beneficially owns, directly and indirectly, an aggregate of 201,218 shares of Common Stock, and certain other members of Snow Becker Krauss P.C. also beneficially own shares of Common Stock.


                                             Very truly yours,

                                             /s/ Snow Becker Krauss P.C.
                                             SNOW BECKER KRAUSS P.C.


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